UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SANGAMO BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANGAMO BIOSCIENCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2011

To the Stockholders of Sangamo BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sangamo BioSciences, Inc., a Delaware corporation (the “Company” or “Sangamo”), will be held on Wednesday, June 1, 2011, at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2012 or until their successors are duly elected and qualified;

2. To vote on an advisory non-binding resolution to approve the compensation of the Company’s named executive officers;

3. To vote on an advisory non-binding basis to determine whether the non-binding vote on the compensation of the Company’s named executive officer should occur every one, two or three years;

4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011; and

5. To transact such other business as may properly come before the meeting.

In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, on or about April 21, 2011, we will mail a Notice of Internet Availability of Proxy Materials, or the Notice, to our stockholders. The Notice of Internet Availability of Proxy Materials will describe how to access and review our proxy materials, including our proxy statement and annual report on Form 10-K. The Notice as well as the printed copy of proxy cards will also describe how you may submit your proxy on the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will mail our registered stockholders a printed copy of all proxy materials

Only stockholders of record at the close of business on April 12, 2011 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of Sangamo will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of Sangamo. All stockholders are cordially invited to attend the meeting in person. To attend the meeting you will need a form of photo identification. If your shares are held in street name, you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement. Whether or not you plan to attend the meeting, please vote as soon as possible.

Sincerely,

Edward O. Lanphier II
President and Chief Executive Officer

Richmond, California

April 21, 2011

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on June 1, 2011:

The Proxy Statement, Proxy Card and Annual Report on Form 10-K for 2010 are available at:

www.edocumentview.com/sgmo

YOUR VOTE IS VERY IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. PLEASE REFER TO THE “VOTING BY MAIL, VIA THE INTERNET OR BY TELEPHONE” SECTION ON PAGE 3 OF THE PROXY STATEMENT FOR ALTERNATE VOTING METHODS.

SANGAMO BIOSCIENCES, INC.

501 Canal Boulevard

Richmond, California 94804

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2011

General

The enclosed Proxy (“Proxy”) is solicited on behalf of the Board of Directors of Sangamo BioSciences, Inc., a Delaware corporation (the “Company”, “Sangamo” or “we”), for use at the Annual Meeting of Stockholders to be held on June 1, 2011 (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific time at 501 Canal Boulevard, Richmond, California 94804. The Notices of the Annual Meeting are being mailed to stockholders on or about April 21, 2011.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 12, 2011, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 45,595,000 shares of Sangamo’s common stock, par value $0.01, were issued and outstanding. No shares of Sangamo’s preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on April 12, 2011. Stockholders may not cumulate votes in the election of directors. All votes will be tabulated by the Inspector of Election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum and Broker Non-Votes

Holders of fifty percent (50%) of the outstanding shares of our common stock entitled to vote at the Annual Meeting on the record date must be present in person or represented by proxy at the Annual Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes result from shares held of record by stock brokerage firms or financial institutions which are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters as to which such brokerage firms or financial institutions may not vote on a discretionary basis. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than fifty percent (50%) of the outstanding shares of our common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. One matter to be submitted to stockholder approval at the Annual Meeting, ratification of the appointment of Ernst & Young LLP (Proposal No. 4), is considered a “routine matter” and therefore brokerage firms or other financial institutions will not be precluded from voting in the absence of voting instructions from the beneficial owners of the shares.

Votes Required for Each Proposal

The required vote for each of the proposals expected to be acted upon at the Annual Meeting is described below:

Proposal No. 1—Election of directors. Directors are elected by a plurality of affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Under this standard, the seven nominees receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect in Proposal No. 1.

Proposal No. 2—Advisory and non-binding vote on executive compensation. Approval of the advisory non-binding resolution regarding the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal No. 2. As a result, abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect on the vote outcome.

Proposal No. 3—Advisory and non-binding vote on frequency of holding an advisory vote on executive compensation. This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation, i.e., every one, two or three years. A particular frequency will be deemed to have been approved if it receives the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal No. 3. Accordingly, abstentions will count as negative votes and broker non-votes will have no effect on Proposal No. 3. However, whether or not a particular frequency receives majority approval in accordance with the above standard, our Board of Directors will have the discretion to determine the actual frequency at which the required advisory stockholder vote on the compensation of our named executive officers will be conducted, because the vote on such frequency is only advisory and non-binding. The Board’s determination on the actual frequency of such vote will be disclosed in a Form 8-K to be filed in accordance with the rules of the Securities and Exchange Commission.

Proposal No. 4—Ratification of independent registered public accounting firm. This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal.

Recommendations of the Board of Directors

After careful consideration, our Board of Directors has unanimously approved the proposals described in this Proxy and their recommendations for each proposal are set forth below:

Proposal	Recommendation of the Board of Directors

1 Election of Directors	FOR all Nominees

2 Advisory (non-binding) vote on executive compensation	FOR

3 Advisory (non-binding) vote on frequency of holding an advisory vote on executive compensation	FOR every Three Years

4 Ratification of the appointment of Ernst & Young as our independent registered accounting firm for the year ending December 31, 2011.	FOR

Voting by Mail, via the Internet or by Telephone

You may vote by mailing a completed proxy card, by telephone, or over the Internet. Should you receive more than one Proxy because your shares are registered in different names and addresses, each Proxy should be signed and returned or the shares represented thereby should be voted by telephone or over the Internet to assure that all your shares will be voted.

Registered Holders

If your shares are registered in your own name as a registered holder, you may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth in the Notice of Internet Availability of Proxy Materials and the proxy card attached to this proxy statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a registered holder and you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists. You may revoke or change your proxy vote at any time before the Annual Meeting by sending a written notice of revocation or submitting another proxy with a later date to the Inspector of Elections of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy vote by attending the Annual Meeting and voting in person.

Beneficial Owners

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instructions card provided by your bank or brokerage house for availability and instructions. If Internet or telephone voting is unavailable from your bank or brokerage house, please complete and return the enclosed voting instruction card in the self-addressed postage paid envelope provided.

Solicitation

Sangamo will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Sangamo may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by directors, officers or employees of Sangamo. No additional compensation will be paid to these individuals for any such services.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Sangamo that are intended to be presented by such stockholders at Sangamo’s Annual Meeting in 2012 must be received no later than December 21, 2011, in order that they may be included in the Proxy statement and form of Proxy relating to that meeting. In addition, the Proxy solicited by the Board of Directors for the Annual Meeting in 2012 will confer discretionary authority to vote on any stockholder proposal presented at that meeting, if Sangamo does not receive notice of such proposal prior to March 6, 2012.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

General

At the Annual Meeting, seven directors are to be elected to serve until the next Annual Meeting of Stockholders or until a successor for such director is duly elected and qualified, or until the death, resignation or removal of such director. The seven director nominees receiving the highest number of affirmative votes will be elected. Dr. Gerber is not standing for reelection at the Annual Meeting. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Term Ending Upon the Annual Meeting of Stockholders in 2012

Edward O. Lanphier II, age 54, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He currently serves on the board of directors of the Biotechnology Institute and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College. Mr. Lanphier brings extensive experience in executive management of biotechnology companies focused on the therapeutic development of biologics. In addition, Mr. Lanphier’s day to day leadership and intimate knowledge of Sangamo’s business and operations provide the Board with an in-depth understanding of the Company.

Paul B. Cleveland, age 54, has served as a member of our Board of Directors since November 2008 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Cleveland is currently General Partner and Chief Operating Officer of Mohr Davidow Ventures. From January 2006 through February 2011, Mr. Cleveland served as Executive Vice President, Corporate Development and Chief Financial Officer of Affymax, Inc., a biopharmaceutical company focusing on the treatment of serious and life-threatening conditions. From April 2004 to December 2005, he served as a managing director at Integrated Finance, Ltd., an investment bank. From September 1996 to April 2003, he served as a managing director at J.P. Morgan Chase and Co. (and a predecessor firm, Hambrecht & Quist), an investment bank. From January 1993 to September 1996, he was a partner at Cooley Godward LLP, a law firm. From December 1988 to December 1992, he was a corporate attorney at Sidley Austin LLP, a law firm, and from September 1981 to November 1988, he was a corporate attorney at Davis Polk & Wardwell, a law firm. Mr. Cleveland received a J.D. from Northwestern University School of Law and an A.B. from Washington University in St. Louis. Mr. Cleveland brings extensive experience in the areas of finance, investment banking and corporate and securities law to our Board. His experience as the chief financial officer of a biotechnology company provides additional insight to the Board on the operational, financial issues and best practices of such companies.

Stephen G. Dilly, M.B.B.S., Ph.D., age 51, has served as a member of our Board of Directors since March 2010 and is a member of the Audit Committee and is the Chairman of the Clinical Review Committee. Since 2006, Dr. Dilly has served as President and Chief Executive Officer and a member of the Board of Directors of APT Pharmaceuticals, Inc., a specialty drug company focused on the development of inhaled cyclosporine for the prevention and treatment of chronic rejection in lung transplantation. Since February 2007, he has served as a member of the board of directors of Avigen, Inc., a biopharmaceutical company which merged with MediciNova, Inc. in December 2009. From 2003 to 2006, he served as Chief Medical Officer and Senior Vice President of Development of Chiron BioPharma, a biotechnology company which was later acquired by Novartis International AG. From 1998 to 2003, he held various management positions at Genentech Inc., including Vice President of Development Sciences from 2002 to 2003. From 1988 to 1998, Dr. Dilly held various management positions in drug development with SmithKline Beecham in the U.K. During his career, Dr. Dilly has been closely associated with the development and launch of marketed drugs for many therapeutic areas, including Kytril, Paxil, Kredex, Requip, TNKase, Xolair, Avastin, Raptiva, Tarceva, Lucentis and Cubicin. Dr. Dilly currently serves as a member of the Advisory Board of Physic Ventures and the National Board of Advisors of the UC Davis Health System. In 1982, Dr. Dilly received an M.B.B.S., the equivalent of an M.D. in the U.S., from the University of London in the U.K. and a Ph.D. in Cardiac Physiology from University of London in 1988. Dr. Dilly brings medical expertise and significant drug development experience to our Board. Dr. Dilly’s extensive experience in all stages of drug development, from project prioritization through clinical trial design and data analysis to product launch, provides the Board with valuable insight into this process as the Company continues to advance and develop our ZFP Therapeutic pipeline.

John W. Larson, age 75, has served as a member of our Board of Directors since January 1996 and is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. From February 2003 to December 2009, Mr. Larson served as a partner at the law firm of Morgan, Lewis & Bockius LLP. From 1969 to January 2003, Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP (Brobeck), except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of Brobeck. Mr. Larson serves on the boards of directors of Needham Funds, WageWorks, Inc. and MBA Polymers, Inc. Mr. Larson received a L.L.B. and a B.A., with distinction, in economics, from Stanford University. Mr. Larson’s extensive legal career and business background and his experience on the boards of numerous public and private companies provides the Board with substantial expertise in corporate governance, securities law and corporate transactions.

Steven J. Mento, Ph.D., age 59, has served as a member of our Board of Directors since May 2005 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee. He is President and Chief Executive Officer of Conatus Pharmaceuticals Inc. From 1997 to 2005 he was President and Chief Executive Officer of Idun Pharmaceuticals and prior to that, from 1982 to 1992, Dr. Mento held various positions at American Cyanamid Company. His last position was Director of Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid Company. In January of 1992, he joined Viagene, Inc. as Vice President of Research and Development. Dr. Mento was responsible for directing the company’s transition from basic research through initiation of the first company sponsored Phase I and Phase II clinical trials in the emerging field of gene therapy. In October of 1995, Chiron Corporation acquired Viagene, Inc., and renamed the company Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until August of 1997. Dr. Mento currently serves on the boards of BIOCOM, the Biotechnology Industry Organization (BIO), the BIO ECS Governing Body, the BIO Health Section Governing Body, the SDSU BioScience Center Scientific Advisory Board and Cal State San Marcos Advisory Council. Dr. Mento received a Bachelor of Arts, Master of Science, and a Ph.D. in microbiology from Rutgers University. He completed his post-doctoral fellowship in somatic cell genetics at the University of Toronto. Dr. Mento’s technical background and extensive operational experience in the early stages of the development of biologic drugs provide the Board with expertise in the management and development of our novel ZFP Therapeutic platform.

William R. Ringo, age 65, has served as Chairman of our Board of Directors since April 16, 2010. From April 2008 until his retirement in April 2010, Mr. Ringo was the Senior Vice President of Business Development, Strategy and Innovation at Pfizer Inc. and was responsible for guiding Pfizer’s overall strategic planning and business development activities. Prior to joining Pfizer, he served as an executive in residence at Warburg Pincus and Sofinnova Ventures. From August 2004 to April 2006, Mr. Ringo was President and Chief Executive Officer of Abgenix, Inc., a biotechnology firm focused on developing human antibodies as agents to treat cancer and other serious diseases. At Abgenix, he led efforts to transform the organization into a more focused product company by strengthening the senior management team and enhancing an existing partnership with Amgen, which acquired Abgenix in 2006. Mr. Ringo began his career at Eli Lilly & Company in 1973 and during his 28-year tenure he held a number of senior positions, including Product Group President for Oncology and Critical Care, President of Internal Medicine Products, President of the Infectious Diseases Business Unit and Vice President of Sales and Marketing for U.S. Pharmaceuticals. He retired from Lilly in 2001. From 2001 to 2007, he served on various boards of directors, including Encysive Pharmaceuticals, Inc., Inspire Pharmaceuticals, Inc. and InterMune, Inc. where he was the non-executive chairman of the Board of Directors after serving as interim Chief Executive Officer from June to September 2003. Mr. Ringo serves on the Board of Directors of BioCrossroads, a public-private collaboration of corporate, university, government and entrepreneurial leaders that supports Indiana’s life sciences research and corporate strengths in life sciences while encouraging business development in the region. He received a B.S. in Business Administration and an M.B.A. from the University of Dayton. Mr. Ringo’s extensive senior executive experience in both biotechnology and pharmaceutical companies provides valuable operational, commercial assessment and corporate leadership skills to the Board.

Thomas G. Wiggans, age 59, has served as a member of our Board of Directors since June 2008 and is a member of the Compensation Committee. Mr. Wiggans formerly served as Chairman and Chief Executive Officer of Peplin, Inc., which was acquired by LEO Pharma of Copenhagen, Denmark in November 2009. Prior to joining Peplin he served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994, and as Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as a member of the boards of directors of Onyx Pharmaceuticals Inc. and Somaxon Pharmaceuticals, and the Board of Trustees of the University of Kansas Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans received a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans brings senior management and governance experience from both biotechnology and pharmaceutical companies and provides valuable operational, financial and corporate leadership skills to the Board.

Other Current Directors

William G. Gerber, M.D., age 64, has served as a member of our Board of Directors since June 1997 and is Chairman of the Compensation Committee. Dr. Gerber is currently an investment partner at Bay City Capital, a life sciences venture capital fund management firm. From September 1999 until its merger into Nanogen, Inc. in December 2004, Dr. Gerber was President, Chief Executive Officer and a Director of Epoch Biosciences, Inc., a biomedical company. From June 2005 to June 2007, he served as a member of the board of directors of Nanogen, Inc., a biomedical company that was acquired by Elitech Group in July 2009. From April 1998 to July 1999, he was President of diaDexus LLC, a pharmacogenomics company. Previous to his appointment at diaDexus, he was Chief Operating Officer of Onyx Pharmaceuticals. Before joining Onyx in 1995, Dr. Gerber was with Chiron Corporation, a biotechnology company, where he was President of the Chiron Diagnostics business unit after Chiron’s merger with Cetus Corporation in December 1991. He joined Cetus in 1987 as Senior Director of Corporate Ventures and was named Vice President and General Manager of the PCR (Polymerase Chain Reaction) Division in November 1988. Dr. Gerber is on the board of directors of Conatus Pharmaceuticals, Inc.,

Aviir, Inc., ITC Nexus Inc. and Vivaldi Biosciences. Dr. Gerber received B.S. and M.D. degrees from the University of California, San Francisco School of Medicine. Dr. Gerber brings significant experience in both executive and board positions in biotechnology companies and provides medical expertise as well as financial, management, risk assessment and corporate leadership skills to the Board.

Board Independence

The Board of Directors has determined that each of its current and nominated directors, except the Chief Executive Officer, is independent under applicable listing standard of NASDAQ.

Board Committees and Meetings

The Board of Directors held ten meetings during the year ended December 31, 2010. The Board of Directors has an Audit Committee, a Compensation Committee a Nominating and Corporate Governance Committee and a Clinical Review Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2010.

Audit Committee

The Audit Committee currently consists of three directors: Mr. Cleveland, Dr. Dilly and Dr. Mento. Dr. Gerber served as a member of the Audit Committee until September 2010, at which time he was replaced by Dr. Dilly. Our Board of Directors has determined that each member of the Audit Committee is independent under the applicable listing standard of NASDAQ and Securities and Exchange Commission rules. Mr. Cleveland serves as the Chairman of the Company’s Audit Committee. The Board of Directors has determined that Mr. Cleveland is an “audit committee financial expert” as defined in SEC rules and has the requisite financial sophistication in accordance with the applicable NASDAQ listing standards. The Audit Committee held four meetings during 2010.

The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the risk management and internal controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee interacts directly with, and evaluates the performance of, the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and to monitor the independent registered public accounting firm’s qualifications and independence. The Audit Committee also pre-approves all audit services and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee Report is included herein on page 37. The Audit Committee has a charter, which is available on our website at www.sangamo.com.

Compensation Committee

The Compensation Committee currently consists of three directors: Dr. Gerber, Mr. Larson and Mr. Wiggans, each of whom is independent under applicable listing standard of NASDAQ. Dr. Gerber currently serves as the Chairman of this committee. The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation, (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. A subcommittee of the Compensation Committee, the Compensation Subcommittee, currently consisting of Dr. Gerber and Mr. Wiggans, administers the Company’s stock plans and makes grants and awards under such plans to employees at the level of vice president and above. The Compensation Committee is authorized to delegate its authority to a subcommittee or a member of the Compensation Committee when appropriate. The Compensation Committee is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee generally utilizes the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) every other year to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program. Dr. Gerber is not standing for reelection in 2011. Sangamo’s Board of Directors has appointed Dr. Mento to serve on the Compensation Committee, effective immediately following the 2011 Annual Meeting of Stockholders, to replace Dr. Gerber.

The Compensation Committee held one meeting and executed one unanimous written consent in lieu of a meeting during 2010. The Compensation Committee has a charter, which is available on our website at www.sangamo.com. The Compensation Subcommittee held one meeting during the 2010 year.

None of our Compensation Committee members has been an officer or employee of Sangamo at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Larson, Mr. Cleveland and Dr. Mento, each of whom is independent under applicable listing standard of NASDAQ. Mr. Larson serves as the Chairman of this committee. Sangamo’s Board of Directors has appointed Mr. Ringo and Mr. Wiggans to serve on the Nominating and Corporate Governance Committee, effective immediately following the 2011 Annual Meeting of Stockholders, to replace Mr. Cleveland and Dr. Mento, who will resign from the Nominating and Corporate Governance Committee effective immediately following the 2011 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee considers and periodically reports on matters relating to the size, identification, selection and qualification of the Board of Directors and candidates nominated for the Board of Directors and its committees, and develops and recommends governance principles applicable to the Company. The Nominating and Corporate Governance Committee was established in March 2004. The Nominating and Corporate Governance Committee executed two unanimous written consents in lieu of meetings during 2010.

The Nominating and Corporate Governance Committee has a charter, which is available on our website at www.sangamo.com.The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “Identification and Evaluation of Nominees for Directors.” In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications.” Stockholder nominees will receive the same consideration that nominees of the Board receive. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must provide all information requested by the Nominating and Corporate Governance Committee relating to such recommendation, including the candidate’s name and qualifications for membership on the Board of Directors and should be addressed to Investor Relations at the following address:

Investor Relations Department

Sangamo BioSciences, Inc.

501 Canal Boulevard

Richmond, CA 94804

Director Qualifications

The Nominating and Corporate Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, business acumen and scientific expertise, and familiarity with issues affecting the biotechnology and pharmaceutical industries. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominating and Corporate Governance Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, or other expertise. While the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors that reflect a broad range of perspectives in the Board’s decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive recruiting firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee uses the qualifications standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Dr. Stephen G. Dilly and Mr. William R. Ringo, who were appointed to the Board of Directors in March and April 2010, respectively, were recommended to the Nominating and Corporate Governance Committee as a director by Russell Reynolds Associates, Inc., an executive recruiting firm engaged by the Board of Directors.

Clinical Review Committee

The Clinical Review Committee was established in September 2010 for the purpose of overseeing, the ongoing and proposed human clinical trials of the Company. Its responsibilities include monitoring patient recruitment, clinical monitoring, data analysis, clinical data distribution and the review of study protocols. The Clinical Review Committee currently consists of Dr. Dilly and Mr. Lanphier. Dr. Dilly serves as the Chairman of this committee.

Leadership Structure of the Board

Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. Currently two individuals serve these two positions. On April 16, 2010, the Board appointed Mr. William Ringo as the Chairman of the Board. The Chairman is responsible for chairing Board meetings and meetings of stockholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, our Chief Executive Officer, Mr. Edward Lanphier, also serves as a director of our Board. The Board believes that

Mr. Lanphier’s membership as a director provides the Board with an in-depth understanding of our business operations because of his extensive experiences and knowledge of the day-to-day management of all aspects of our operations.

All of our directors, including our Chairman of the Board, are independent under applicable NASDAQcorporate governance rules, except for Mr. Lanphier, our Chief Executive Officer. The Board believes that the independent directors provide effective oversight of the Company. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without Mr. Lanphier or any other members of management. We believe that our leadership structure of the Board is appropriate given the nature and size our businesses as it provides both effective independent oversight and expertise in the complexity and management of our operations as a life sciences company.

Oversight of Risk Management by the Board

Our Board of Directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to Company activities and has determined that the Company’s principal source of risk falls into two categories, financial and product development and testing. The Audit Committee oversees management of financial risks; our Board of Directors regularly reviews information regarding the Company’s cash position, liquidity and operations, as well as the risks associated with each. The Board regularly reviews plans, results and potential risks related to our lead therapeutic development programs and other preclinical programs as well as financial and strategic risk related to our Company’s operations. In addition, the Board of Directors established the Clinical Review Committee in September 2010, which is responsible, among other things, for monitoring and reviewing risks associated with conducting clinical trials for our human therapeutic programs.

In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices for all employees, including executives, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Two directors attended the 2010 Annual Meeting of Stockholders.

Communications with the Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to the Sangamo Board of Directors, c/o Investor Relations, 501 Canal Boulevard, Richmond, California 94804. Stockholders who would like their submission directed to a particular member of the Board of Directors may so specify.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics, which is applicable to all employees and directors of the Company. A copy of our Code of Business Conduct and Ethics is available on our website at www.sangamo.com in the Investor & Media Section under Corporate Governance. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sangamo.com, in the Investor & Media section.

Director Compensation

The following table sets forth certain information regarding the compensation of each non-employee director for service as a member of the Board of Directors during 2010.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (4) (5)	Option Awards ($) (2) (3) (5)	Total ($)
Paul B. Cleveland.	$45,000	$—	$31,008	$76,008
Stephen G. Dilly, M.B. B. S., PhD.	$39,375	$—	$185,355	$224,730
William G. Gerber, M.D.	$45,625	$—	$31,008	$76,633
John W. Larson	$35,000	$—	$31,008	$66,008
Steven J. Mento, Ph.D.	$37,500	$—	$31,008	$68,508
William R. Ringo	$56,250	$60,500	$206,605	$323,355
Thomas G. Wiggans	$35,000	$—	$31,008	$66,008

(1)	Consists of the annual retainer fee for service as a member of the Board of Directors or any Board committee. For further information concerning such fees, see the section below entitled “Director Annual Retainer and Meeting Fees.”

(2)	Pursuant to the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan, Mr. Cleveland, Dr. Gerber, Mr. Larson, Dr. Mento and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $4.54 at the 2010 Annual Meeting, and each such option had an aggregate grant date fair value of $31,008 without adjustment for estimated forfeitures. Dr. Dilly and Mr. Ringo each received an option to purchase 50,000 shares of Common Stock with an exercised price per share of $5.42 and $6.05, respectively, on the respective dates of their initial appointment to the Board in 2010 and each such option had an aggregate grant date fair value of $185,355 and $206,605, respectively, without adjustment for estimated forfeitures.

(3)	As of December 31, 2010 the following non-employee directors or former directors held options to purchase the following number of shares of the Company’s common stock: Mr. Cleveland, 26,666 shares; Dr. Gerber, 100,000 shares; Mr. Larson, 100,000 shares; Dr. Dilly, 50,000 shares; Dr. Mento, 45,556 shares; Mr. Wiggans, 70,000 shares and Mr. Ringo, 50,000 shares.

(4)	This amount represents the aggregate grant date fair value of 10,000 restricted stock units issued to Mr. Ringo upon his initial appointment to the Board in 2010 and pursuant to the 2004 Stock Incentive Plan. As of December 31, 2010, Mr. Ringo held 6,667 restricted stock units.

(5)	The amounts represent the aggregate grant date fair value of the awards in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation—Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Director Annual Retainer and Meeting Fees

Each non-employee Board member receives an annual cash retainer of $30,000, subject to pro-ration for directors who either join or leave the Board during the year. To the extent that the Board meets more than ten times in any year, each member of the Board will receive, for each meeting in excess of ten, a per meeting fee of $1,000 if attended in person and $500 if attended by video or telephone conference. The Chairman of the Board receives an additional annual cash retainer of $45,000. In addition, the non-employee Board member serving as the Chairman of the Audit Committee, the non–employee Board member serving as the Chairman of the Clinical Review Committee and the non-employee Board member serving as the Chairman of the Compensation

Committee received an additional annual cash retainer of $15,000, $15,000, and $10,000, respectively. Each non-employee Board member serving as a member of the Audit Committee and/or the Compensation Committee, other than the Chairman, receives an additional annual cash retainer of $7,500 and $5,000, respectively.

2004 Stock Incentive Plan

Under the Automatic Option Grant Program in effect under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”), each new non-employee Board member will receive, at the time of his or her initial election or appointment to the Board, an option to purchase 50,000 shares of common stock, provided such person has not previously been in the Company’s employ. In addition, on the date of each annual stockholders meeting, each continuing non-employee Board member who has served as a director for the previous six months will receive an option to purchase 10,000 shares of common stock. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to the fair market value per share of the Company’s common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each automatic option grant will vest in successive equal monthly installments upon completion of each month of Board service over a designated period. For the initial grant, the designated vesting period is three years, and for the annual grant the designated vesting period is one year. However, the shares subject to each automatic option grant will immediately vest upon (i) the optionee’s death or permanent disability while serving as a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership.

Pursuant to the Automatic Option Grant Program under the 2004 Plan, Mr. Cleveland, Dr. Gerber, Mr. Larson, Dr. Mento and Mr. Wiggans each received an option to purchase 10,000 shares of common stock with an exercise price per share of $4.54 at the 2010 Annual Meeting and Dr. Dilly and Mr. Ringo each received an option to purchase 50,000 shares of common stock with an exercise price per share of $5.42 and $6.05, respectively, at the time of their appointment to the Board. In addition, on the effective date of his appointment to the Board, Mr. Ringo received restricted stock units covering 10,000 shares of common stock outside of the Automatic Option Grant Program. The restricted stock units will vest in 24 equal monthly installments upon the completion of each month of Board service measured from the date of his appointment to the Board.

All non-employee members of the Board elected at our 2011 Annual Meeting will receive an option to purchase 10,000 shares of common stock with an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of the 2011 Annual Meeting under the Automatic Option Grant Program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s shareholders are entitled to vote at the annual meeting to approve the compensation of the Company’s named executive officers, commonly known as a “Say on Pay”, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Company’s Board of Directors or the Compensation Committee of the Board.

Although the vote is non-binding, the Company’s Board of Directors and the Compensation Committee of the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions affecting the Company’s executive officers.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives and aligning executives’ incentives with the creation of shareholder value. The key elements of the compensation program that were in effect during the 2010 fiscal year for the Company’s named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement.

Resolution

The Company’s shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this proxy statement:

“Resolved that the Company’s shareholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Company’s named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Recommendation of the Board of Directors

The Board of Directors believes our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core objectives. The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3:

ADVISORY VOTE AS TO FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Section 14A(a)(2) of the Exchange Act , the Company’s shareholders are also entitled to vote at the annual meeting regarding whether the shareholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(1) of the Exchange Act (and as presented in Proposal 2 of this proxy statement) should occur every year, once every two years or once every three years. Shareholders will also have the option to abstain from voting on the matter. The shareholder vote on the frequency of the say-on-pay vote to approve executive compensation is an advisory vote only, and it is not binding on the Company or the Board of Directors. Such an advisory vote will be provided to the shareholders every six years.

Although the vote is non-binding, both the Board of Directors and the Compensation Committee value the opinions of the shareholders and will consider the outcome of the vote when setting the frequency of the shareholder vote on executive compensation.

Shareholders have four choices with respect to the frequency of the shareholder vote for the approval of the compensation of the Company’s named executive officers. The four choices are as follows:

•	Every year;

•	Every two years;

•	Every three years; or

•	Abstain.

Recommendation of the Board

The Board of Directors has determined that an advisory shareholder vote on executive compensation once every three years is the best approach for the Company and its shareholders for a number of reasons, including the following:

•

A three-year cycle is in line with the long-term pay-for-performance objectives that the Compensation Committee seeks to attain in structuring executive officer compensation in a manner that focuses on long-term growth and sustained shareholder value rather than short-term results.

•

A three-year cycle will provide shareholders with sufficient time and opportunity to evaluate the effectiveness of the Company’s short-term and long-term incentive programs, compensation strategies and pay-for-performance philosophy.

•

A three-year cycle will also provide the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement appropriate changes or modifications to the Company’s executive compensation programs.

Accordingly, the Board of Directors unanimously recommends that the shareholders choose, on an advisory basis, a three-year frequency (a vote FOR EVERY THREE YEARS) for the advisory shareholder vote to approve the compensation of the Company’s named executive officers. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR every three years as the frequency of the advisory shareholder vote on executive compensation described in this Proposal 3.

However, the shareholder vote under this Proposal 3 is not to approve the Board’s recommendation but is instead a direct advisory vote on the particular frequency at which each shareholder would like the advisory vote on executive officer compensation to be conducted.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Ernst & Young LLP, independent registered public accounting firm for Sangamo during 2010, to serve in the same capacity for the year ending December 31, 2011, and is asking the stockholders to ratify this appointment. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. The affirmative vote of a majority of our shares of common stock present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Sangamo and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young, LLP for the audit of the Company’s annual financial statements for 2010 and 2009, and fees billed for other services rendered by Ernst & Young, LLP during 2010 and 2009:

	2010	2009
Audit Fees and expenses (1)	$515,081	$699,173
Audit–related Fees	—	—
Tax Fees (2)	84,591	101,942
All Other Fees	—	—

Total	$599,672	$801,115

(1)	Includes fees and expenses for the audit of our annual financial statements included in our Form 10-K and the related audit of internal controls, review of interim financial statements included on Forms 10-Q, fees in connection with the completion of Sangamo’s underwritten public offering in October 2009, fees in connection with the filing of the Company’s registration statements on Form S-3 and Form S-8 and services normally provided in connection with statutory and regulatory filings.

(2)	Includes fees billed for professional services for tax compliance, tax advice and tax planning. During the fiscal year ended December 31, 2010, tax fees were related to tax return preparation fees, compliance and consultation with regard to our application for a U.S. government grant for qualified therapeutic discovery projects. During the fiscal years ended December 31, 2009, tax fees were related to tax return preparation fees and other consultation services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of the independent registered public accounting firm for the performance of all audit and non-audit services that are not prohibited and the fees for such services. The Audit Committee has delegated to its Chairman the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. If the Chairman approves any such engagements, he will report that approval to the full Audit Committee not later than the next committee meeting.

The Audit Committee has determined that the rendering of other professional services for tax compliance and tax advice by Ernst & Young, LLP is compatible with maintaining their independence. The Audit Committee has established a policy governing our use of Ernst & Young, LLP for non-audit services. Under the policy, management may use Ernst & Young, LLP for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as Sangamo’s independent registered public accounting firm for the year ending December 31, 2011.

OTHER MATTERS

Sangamo knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

MANAGEMENT

Executive Officers

The following table sets forth information regarding our named executive officers as of March 17, 2011:

Name	Age	Position
Edward O. Lanphier II	54	President, Chief Executive Officer and Director
H. Ward Wolff	62	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Dale G. Ando, M.D.	56	Vice President, Therapeutic Development and Chief Medical Officer
Philip D. Gregory, D. Phil	40	Vice President, Research and Chief Scientific Officer
David G. Ichikawa	58	Senior Vice President, Business Development

Edward O. Lanphier II, the founder of Sangamo BioSciences, Inc., has served as President, Chief Executive Officer and as a member of our Board of Directors since Sangamo’s inception in 1995. Mr. Lanphier has over thirty years of experience in the pharmaceutical and biotechnology industry. From June 1992 to May 1997, he held various positions at Somatix Therapy Corporation, a gene therapy company, including Executive Vice President, Commercial Development and Chief Financial Officer. Prior to Somatix, Mr. Lanphier was President and Chief Executive Officer of BioGrowth, Inc., a biotechnology company that merged with Celtrix Laboratories to form Celtrix Pharmaceuticals, Inc. in 1991. From 1986 to 1987, Mr. Lanphier served as Vice President of Corporate Development at Biotherapeutics, Inc. From 1984 to 1986 he served as Vice President of Corporate Development at Synergen Inc. Prior to Synergen, he was employed by Eli Lilly and Company, a pharmaceutical company, in the strategic business planning biotechnology group. He serves on the board of directors of the Biotechnology Institute and the Dean’s Advisory Board of the University of Michigan School of Public Health. Mr. Lanphier received a B.A. in biochemistry from Knox College.

H. Ward Wolff has served as Executive Vice President and Chief Financial Officer since December 2007. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Wolff served as a member of the Company’s Board of Directors and the Audit Committee from June 2006 through December 2007. Prior to joining the Company, Mr. Wolff served as Senior Vice President, Finance and Chief Financial Officer of Nuvelo,

Inc. (now ARCA biopharma, Inc.) from July 2006 to August 2007 and Chief Financial Officer and Senior Vice President, Finance, of Abgenix, Inc. from September 2004 to April 2006. From July 2002 to December 2003, Mr. Wolff served as Chief Financial Officer of QuantumShift. From 1998 to January 2002, he was Senior Vice President and Chief Financial Officer of DoubleTwist, Inc. From 1992 to 1998, he was Senior Vice President of Finance and Administration and Chief Financial Officer of Premenos Technology Corporation. From 1985 to 1992, Mr. Wolff was an Executive Director of Russell Reynolds Associates, Inc. From 1974 to 1985, Mr. Wolff held numerous positions with Price Waterhouse & Co., as a certified public accountant, including Senior Audit Manager. Mr. Wolff currently serves on the boards of directors of Portola Pharmaceuticals, Inc. and MAP Pharmaceuticals, Inc. Mr. Wolff received a B.A. in Economics from the University of California at Berkeley and an M.B.A. from Harvard Business School.

Dale G. Ando, M.D. has served as Vice President, Therapeutic Development and Chief Medical Officer since August 2004. Dr. Ando has held senior positions in therapeutic product development in several biotechnology companies. From 1997 until he joined Sangamo in 2004, he was Vice President, Clinical Research at Cell Genesys, Inc. While at Cell Genesys, Dr. Ando directed the development of Phase I-III GVAX programs, oncolytic virus programs and Phase I/ II trials of chimaeric T-cell receptor products in HIV and cancer. From 1992 to 1997, Dr. Ando served as director of clinical gene therapy at Chiron Corporation. From 1997 to 2001 Dr. Ando served as a member of the Recombinant DNA Advisory Committee (RAC) and the Adenoviral Safety Committee for the National Institutes of Health (NIH). Dr. Ando began his career as a faculty member at UCLA Medical School in the Division of Rheumatology. He received his M.D. and Internal Medicine training at the University of Michigan and a B.S. in Chemistry from Stanford University. Dr. Ando is board certified in internal medicine and is a subspecialist in Rheumatology.

Philip D. Gregory, D. Phil. has served as Chief Scientific Officer since July 2009 and Vice President, Research since October 2005. He joined Sangamo in December 2000 as a Scientist, became a Team Leader in October 2001 and Senior Director, Research in July 2003. Prior to joining the company, Dr. Gregory was at the University of Munich, Germany, where he studied the role of chromatin structure in gene regulation and published extensively in this field. He has served as a member of the Scientific Advisory Board of the Keystone Symposia since December 2009. Dr. Gregory received a D. Phil. in biochemistry from the University of Oxford and a B.Sc. in microbiology from the University of Sheffield.

David G. Ichikawa has served as Senior Vice President, Business Development since December 2004. Prior to joining Sangamo, from February 2002 to September 2004, Mr. Ichikawa was Chief Business Officer for Sagres Discovery, where he was responsible for corporate strategy and business development activities. While at Sagres he negotiated a major collaboration with Boehringer Ingelheim, the strategic acquisition of MemRx Corporation and played a critical role in the acquisition of Sagres by Chiron Corporation. Prior to Sagres Discovery, from 1994 to February 2002, Mr. Ichikawa held several positions with Chiron Corporation including Vice President, R&D Business Development and Finance. Mr. Ichikawa received an M.B.A. from the University of California at Berkeley and a B.S. from the University of California at Davis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to Sangamo with respect to the beneficial ownership of common stock as of March 17, 2011, by (i) all persons who are beneficial owners of five percent (5%) or more of our common stock based on 45,547,105 shares outstanding as of March 17, 2011, (ii) each director and each nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement and (iv) all current directors and named executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sangamo BioSciences, Inc., 501 Canal Boulevard, Richmond, CA 94804. Except as otherwise indicated or to the extent authority may be shared by both spouses under applicable law, and subject to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as securities for any outstanding loan or indebtedness.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (15)
BlackRock, Inc. (1)	2,871,119	6.4%
40 East 52 nd Street New York, NY 10022
Edward O. Lanphier II (2)	3,206,991	7.0%
Paul B. Cleveland (3)	14,722	*
Stephen G. Dilly, M.B.B.S., Ph.D. (4)	9,027	*
William G. Gerber, M.D. (5)	167,466	*
John W. Larson (6)	412,326	*
Steven J. Mento, Ph.D. (7)	64,666	*
William R. Ringo (8)	28,055	*
Thomas G. Wiggans (9)	67,777	*
H. Ward Wolff (10)	660,488	1.5%
Dale G. Ando, M.D. (11)	589,199	1.3%
Philip D. Gregory, D. Phil. (12)	395,557	*
David G. Ichikawa (13)	283,749	*
All current directors and named executive officers as a group (12 persons) (14)	5,900,023	13.0%

*	Less than one percent.

(1)	According to a Schedule 13G filed on February 8, 2011, BlackRock, Inc. is the beneficial owner of 2,871,119 shares of common stock. BlackRock Inc. has sole power to dispose or to direct the disposition of 2,871,119 shares and sole power to vote or to direct to vote of 2,871,119 shares.

(2)	Includes 1,081,249 shares of common stock subject to options exercisable within 60 days after March 17, 2011. Also includes 300,000 shares held by Mr. Lanphier’s children and 1,625,742 shares held in trust.

(3)	Consists of 14,722 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(4)	Consists of 9,027 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(5)	Includes 99,166 shares of common stock subject to options exercisable within 60 days after March 17, 2011 and 68,300 shares held in trust.

(6)	Includes 99,166 shares of common stock subject to options exercisable within 60 days after March 17, 2011 and 116,260 shares of common stock held indirectly in a 401(k) plan for the benefit of Mr. Larson.

(7)	Includes 44,722 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(8)	Consists 18,055 shares of common stock subject to options exercisable within 60 days after March 17, 2011. In addition to the shares reported as beneficially owned by Mr. Ringo in the table above, he also holds restricted stock units covering an additional 6,667 shares of common stock that may vest and become issuable more than 60 days after March 17, 2011.

(9)	Consists of 67,777 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(10)	Includes 568,332 shares of common stock subject to options exercisable within 60 days after March 17, 2011. In addition to the shares reported as beneficially owned by Mr. Wolff in the table above, he also holds restricted stock units covering an additional 25,000 shares of common stock that may vest and become issuable more than 60 days after March 17, 2011.

(11)	Includes 566,665 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(12)	Includes of 391,124 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(13)	Consists of 283,749 shares of common stock subject to options exercisable within 60 days after March 17, 2011.

(14)	Includes 3,243,754 shares of common stock subject to options held by current Officers and Directors that will become exercisable within 60 days after March 17, 2011.

(15)	Shares of common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days after March 17, 2011, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

COMPENSATION DISCUSSION AND ANALYSIS

It is our intent in this Compensation Discussion and Analysis to inform our shareholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze the key elements of the compensation provided to our chief executive officer, our principal financial and accounting officer and the other executive officers named in the Summary Compensation Table which follows this discussion. We refer to these officers as our named executive officers.

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee

The Company’s Compensation Committee assists the Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies and programs of the Company, especially those regarding executive compensation and employee benefits.

The Compensation Committee’s responsibilities include (i) establishing, administering and reviewing compensation plans and programs for the Company’s executive officers and other employees, including incentive and equity-based plans and programs; (ii) establishing compensation arrangements for the executive officers and setting the performance goals for their incentive compensation programs; (iii) evaluating the performance of executive officers and awarding incentive compensation, (iv) adjusting compensation arrangements as appropriate based upon performance and (v) reviewing and monitoring management development and succession plans and activities. A subcommittee of the Compensation Committee, the Compensation Subcommittee, has primary responsibility for administering the Company’s 2004 Equity Incentive Plan and has the exclusive authority to grant options and other stock-based awards under such plan to the Chief Executive Officer and the Company’s other named executive officers.

During 2010, Dr. Gerber served as Chairman of the Compensation Committee, and Mr. Larson and Mr. Wiggans were members of the Compensation Committee. Dr. Gerber and Mr. Wiggans also served as the members of the Compensation Subcommittee. The Company’s Board of Directors has determined that all of the Compensation Committee members are “independent” directors under the NASDAQ definition of independence. Dr Gerber, Mr. Larson and Mr. Wiggans have extensive experience in executive management and the biotechnology industry, including experience with compensation practices and policies.

Objectives of the Company’s Compensation Program

The Company is developing a new class of human therapeutics and is committed to building a sustainable business focused on the research, development and commercialization of DNA-binding proteins for the therapeutic regulation and modification of disease-related genes and other applications in plant agriculture, laboratory research reagents and in the enhanced production of protein pharmaceuticals. To achieve this strategic objective, the Company has emphasized the recruitment of executives with significant industry or scientific experience. This is a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee and Compensation Subcommittee administer the compensation programs for our executive officers with this competitive environment in mind.

Pharmaceutical research, development and commercialization require sustained and focused effort over many years. As a consequence, the Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of our long-term strategic objectives with near term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term objectives. The Company believes that compensation should not be based primarily on the short-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•

Enable the Company to attract and retain highly qualified executives with significant industry or scientific experience by providing a competitive compensation package that includes long-term incentives that provide significant retentive value;

•	Reward executives for company success in meeting its annual clinical development and other research and operational goals; and

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage.

Executive Compensation Determination Procedures and Policies

The Compensation Committee reviews executive compensation annually. As part of this process, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to the compensation levels for individual executives based on the performance evaluation conducted by the executive’s manager. The Compensation Committee reviews this information and adjusts or approves the recommendations as appropriate. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance against the Company’s annual goals and longer term objectives pre-established by the Compensation Committee, together with market data regarding executive compensation at comparable companies. In addition, for each named executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at comparable companies and the recommendations of management.

The Compensation Committee generally engages the services of compensation consultants Setren, Smallberg & Associates, Inc. (“Setren”) in a more extensive consulting arrangement every other year to provide advice and recommendations regarding the Company’s equity compensation practices, the cash compensation structure for all employees at the level of vice president and above and the Company’s cash bonus program. Setren was retained in such a manner in 2009 in connection with setting compensation for 2010. During 2010, the Compensation Committee also utilized the services of Setren to provide updated compensation data on the biotechnology industry and specific input to the Committee on compensation for executive officers.

In addition to the executive compensation data provided by Setren, the Compensation Committee also reviews compensation data from various surveys compiled by Radford Surveys and Consulting (“Radford Surveys”), a division of Aon Corporation, and publicly available sources. Radford Surveys used included the General Life Sciences survey and a custom survey of publicly traded California biotechnology companies with 50-150 employees.

Comparative Analysis

In general, the Committee sets the compensation for the Chief Executive Officer and other executive officers in part by reference to compensation data for comparable companies compiled for the Committee by Setren, from the Radford Surveys mentioned above and/or from other publicly available sources. The comparable companies were selected on the basis of their development stage, market capitalization, therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company. Because the biotechnology industry is a dynamic industry, the comparator group is periodically updated to ensure that companies continue to meet the established criteria.

The selected comparable companies are as follows:

Acorda Therapeutics, Inc.	Geron Corp.
Affymax, Inc.	InterMune, Inc.
Alnylam Pharmaceuticals, Inc.	ISIS Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	Maxygen, Inc.
BioCryst Pharmaceuticals, Inc.	Myriad Genetics, Inc.
Cytokinetics, Inc.	Osiris Therapeutics, Inc.
Dendreon Corp.	Rigel Pharmaceuticals, Inc.
Dyax Corp.	Seattle Genetics, Inc.
Exelixis, Inc.	Xenoport, Inc.
Genomic Health, Inc.	Zymogenetics, Inc.

Key Elements of the Company’s Executive Compensation Program

The following are the key elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Incentive Bonus

•	Equity Compensation

Base Salary

Base salary is intended to enable the Company to attract and retain skilled and experienced executives and to provide a level of economic security for executives from year to year. For each executive position, the Committee generally targets base compensation in the midpoint of the range for the comparable peer group companies listed above and in the range of the 50th – 75th percentile based on market data derived from the Radford Surveys. The Committee considers this positioning appropriate given each of our executive’s tenure and responsibilities with the Company, as well as the high cost of living in the San Francisco Bay Area. However, the actual base salary for an executive officer may be below or above the range based on individual performance, experience, skills, and the importance of the executive’s position to the Company.

Base Salary for 2010 and 2011

In both December 2009 and 2010, the Company conducted annual performance reviews for the 2009 and 2010 year, respectively, for all of its employees, including named executive officers. Based on these reviews, Company performance for the year, advice from and competitive data prepared by Setren, and the Radford Surveys, the Compensation Committee approved increases to annual base salaries for each of our named executive officers, effective January 1 of the following year. In general, such base salary increases brought the executive’s base pay to the target 50th —75th percentile of the competitive base salary amounts paid by the peer group companies based on data prepared by Setren and market data derived from the Radford Surveys.

The 2011 and 2010 base salaries are as follows:

Name	2011 Base Salary	2010 Base Salary	Percent Increase
Edward O. Lanphier II	$557,000	$535,000	4.1%
H. Ward Wolff	$375,000	$365,000	2.7%
Dale G. Ando, M.D.	$415,000	$400,000	3.8%
Philip D. Gregory, D. Phil.	$315,000	$300,000	5.0%
David G. Ichikawa	$305,000	$295,000	3.4%

Cash Incentive Bonus

2010 Cash Incentive Program

In December 2009, the Compensation Committee approved a cash incentive program for the 2010 year designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key Company objectives. The program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of aggressive pre-established research and development, organizational and financial goals for the 2010 year. At the beginning of the year, the Compensation Committee determined the relative weight of each goal based on its importance to the Company’s success. The goals and weighting under the program for 2010 were as follows:

Goal	Weighting
Research and Development	80%

•    Advance clinical pipeline: includes presenting data from the Company’s SB-509 programs, completing accrual of the Company’s Phase 2b clinical trial in DN, as well as progress on accrual of certain Phase 1 clinical trials in HIV/AIDS and glioblastoma

•    Advance pre-clinical programs and technology applications including deliverables to partners Sigma-Aldrich and Dow AgroSciences

Organizational	15%
• Complete a significant ZFP corporate partnership
• Other organizational goals

Financial Management	5%
• Conclude 2010 with greater than $60.0 million in cash and cash equivalents

Total	100%

The Compensation Committee has historically determined the size of potential cash bonuses by reference to target bonus amounts, based on market data established for each executive position. In 2010, the Company’s target cash bonus for the Chief Executive Officer was 50% of his base salary; for the Executive Vice President and Chief Financial Officer was 40% of base salary; for the Chief Medical Officer and the Chief Scientific Officer was 30% of base salary and for the Senior Vice President of Business Development was 25% of base salary. The specified percentages are intended to help ensure that the Company’s total cash compensation is competitive when compared to peer companies derived from the Radford Surveys. It is also designed to increase the relative portion of each executive’s cash compensation that is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

If the actual level of attainment for any goal is deemed to be below the target level for that goal, the dollar amount of the portion of the executive officer’s bonus allocated to that goal would be calculated on a proportional basis between $0 and his target bonus amount. Should performance exceed the target level for that goal, the dollar amount of the portion of the bonus allocated to that goal would be increased at the discretion of the Compensation Committee above the target bonus amount for that goal to reflect the extent to which the results exceeded the target goal. At the time the goals were set, we believed that the goals, though aggressive, were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the goals at the established level.

At the end of each year, the Committee determines the level at which each performance goal or objective is attained, and the bonus potential for each executive and other officer is tied to the actual level of attainment. Consideration is also given to overachievement of the performance goal or objective as well as achievement of results that were not contemplated or specifically included among the original specific target objectives, but are considered to be of significant value to the Company and attributable to the overall goal category (i.e., research and development, organizational, and financial management).

The Compensation Committee determined that the Company’s performance for the 2010 year resulted in attainment of the research and development goals at 81% (or 65% of the 80% for the category), the organizational goals at 0% (or 0% of the 15% for the category) and the financial management goals at 100% (or the full 5% for the category), for a total achievement of 70% of the original weighted objectives. In addition, upon reviewing accomplishments for the year, the Committee determined that the advancement of certain proprietary technology applications was of such significance to be incremental to the goals or objectives. The Committee determined that the overachievement equated to a 5% incremental award, meaning the research and development category increased to a total of 70% (from 65%) and the organizational and financial management categories remained at 0% and 5%, respectively, resulting in a total level of achievement at 75% of target bonus for 2010 for the Company officers.

The Compensation Committee retains the discretion each year to grant supplemental bonuses to individual named executive officers that are above or below the established target based on the above criteria and its subjective assessment of each named executive officer’s performance. No such discretionary cash bonuses were awarded in 2010.

The table below sets forth the target and actual non-equity incentive plan awards for our named executive officers for fiscal 2010 performance:

Name	Target Award	Actual Award
Edward O. Lanphier II	$267,500	$200,652
H. Ward Wolff	$146,000	$109,500
Dale G. Ando, M.D.	$120,000	$90,000
Philip D. Gregory, D. Phil.	$90,000	$67,500
David G. Ichikawa	$73,750	$55,513

2011 Cash Incentive Program

The Compensation Committee approved a cash incentive program for the 2011 year. The Compensation Committee determined the size of potential cash bonuses by reference to target bonus amounts, based on market data for each executive position prepared by Setren. In 2011, the Company’s target cash bonus for the Chief Executive Officer is 50% of his base salary; for the Executive Vice President and Chief Financial Officer is 40% of base salary; for the Chief Medical Officer and the Chief Scientific Officer is 30% of base salary and for the Senior Vice President of Business Development is 25% of base salary. These bonus targets are generally positioned to the midpoint of the market data.

The 2011 program provides our executive officers with a direct financial incentive in the form of a cash bonus award tied to our performance. The Compensation Committee established specific guidelines for evaluating corporate performance for the 2011 year in the following areas, and assigned a weighting to each such area: research and development objectives (weighting 55%), organizational objectives (weighting 40%), and financial objectives (weighting 5%). However, the Compensation Committee retains substantial discretion under the bonus program and believes that this program provides the executive officers with a direct financial incentive to meet particular Company objectives while providing the committee with flexibility to adapt to changing business needs. Based on advice from Setren, the Compensation Committee believes that the Company’s cash incentive program for named executive officers is similar to and competitive with programs adopted by the comparator group of peer companies described above.

Equity Compensation

The Company grants stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products. Given the time periods involved in pharmaceutical development, the Company believes that these long term incentives are critical to the Company’s success. The exercise price for options granted by the Company is equal to the closing price of the Company’s stock on the option grant date.

The Compensation Subcommittee determines the size of stock option grants for the named executive officers. Target ranges for stock option grants are based on position, salary level, and competitive practices of peer companies. Actual awards also reflect individual performance and potential, as well as retention objectives. Options are granted to all employees, including executives, when they are hired, and employees are eligible for additional options in connection with annual performance reviews. New hire option grants are generally pre-authorized and become effective on the employee’s start date, with the exercise price set at the market price on that date.

In December 2010, the Company conducted annual performance reviews of all of its employees, including named executive officers. Based on those performance reviews, the Company’s performance and the competitive data, the Compensation Subcommittee approved option grants to each of its named executive officers to purchase the following number of shares, each with an exercise price per share of $5.70, the fair market value of the Company’s common stock on the December 8, 2010 option grant date:

Name	Number of Option Shares
Edward O. Lanphier II	300,000
H. Ward Wolff	150,000
Dale G. Ando, M.D.	100,000
Philip D. Gregory, D. Phil.	100,000
David G. Ichikawa	50,000

Each option grant will vest in accordance with the Company’s standard vesting schedule; twenty-five percent of the option shares will vest after completion of one year of service and the balance of the option shares will vest in equal monthly installments over the following thirty-six months of continued service. In general, aggregate equity holdings of the above named executives are at the 80th percentile of the competitive data reviewed by the Compensation Subcommittee, consistent with our goal of weighting the equity component of each executive officer’s compensation more heavily than other components in order to align the interests of our executive officers with our stockholders.

Employment Agreements

The Company entered into an Employment Agreement with the Company’s President and Chief Executive Officer, Edward O. Lanphier, in 1997 and with the Company’s Executive Vice President and Chief Financial Officer, H. Ward Wolff, in November 2007. Each of the agreements was the result of arms-length negotiation between the parties. The agreements were amended in December 2008 in order to bring the agreements into compliance with Section 409A of the Internal Revenue Code. A summary of the material terms of the employment agreements with Mr. Lanphier and Mr. Wolff, together with a quantification of the benefits available under those agreements may be found in the section of the proxy statement entitled “Employment Contracts and Change in Control Arrangements.”

The change in control benefits provide financial protection against any potential loss of employment that might otherwise occur as a result of an acquisition of the Company and will allow Mr. Lanphier to focus his attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to his own financial situation. We also believe the single trigger vesting acceleration of his equity awards upon a change in control is justified because those awards are designed to serve as the primary vehicle for Mr. Lanphier to accumulate financial resources for retirement, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide Mr. Lanphier or any other executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for the accumulation of retirement funds is through the limited deferral opportunities provided under the Company’s 401(k) savings plan.

In approving the terms of the employment agreement with Mr. Wolff in November 2007, the Compensation Committee reviewed a comparative analysis from Setren of the compensation provided to chief financial officers at other companies of similar size and market capitalization and also took into consideration the compensation offered to Mr. Wolff by his most recent employer. The employment agreement with Mr. Wolff also provides certain severance benefits. Setren advised the Compensation Committee that such severance package was within the competitive range of comparable chief financial officer severance packages at other companies of similar size and market capitalization.

Other Elements of Executive Compensation Program

The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on the capital markets as the primary source of its cash needs. With the exception of the employment agreements between the Company and the Company’s President and Chief Executive Officer and the Executive Vice President and Chief Financial Officer, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees. Mr. Lanphier is not eligible to participate in the Company’s Employee Stock Purchase Plan as Mr. Lanphier is a beneficial owner of more than 5% of the Company’s outstanding common stock.

Allocations between Base Salary, Cash Incentive Bonus and Equity Compensation for Executives

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, the Company has been heavily dependent on the capital markets for its cash requirements. Given the limitations on the Company’s available cash resources, and the long-term risks associated with the Company’s achievement of its strategic objectives, the Company has historically weighted the total compensation of its executives as well as the rest of its work force toward equity. More recently, the Company has sought to align equity and cash components with industry peers in order to achieve total compensation that have allowed us to attract and retain talented employees, including those in its executive ranks. The Compensation Committee continues to evaluate the relative importance of equity and cash components of total compensation.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. The stock options granted to our executive officers have been structured with the objective of qualifying those awards as performance-based compensation. Non-performance-based compensation paid to our executive officers for 2010 did not exceed the $1.0 million limit per covered officer. Although the restricted stock units awarded to Mr. Wolff in 2007 will not qualify as performance-based compensation, the compensation associated with the vesting of those units should not be subject to the $1.0 million limitation because Mr. Wolff will not be a covered officer for purposes of that limitation if he continues in his capacity as the Company’s principal financial officer. In future years, the scope of the limitation may change, and it is possible that all or part of Mr. Wolff’s restricted stock units may become subject to the $1.0 million limitation on deductibility. In addition, the bonuses provided to our named executive officers under the annual cash incentive programs will not qualify as performance-based compensation for purposes of Section 162(m). However, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through restricted stock units tied to the executive officer’s continued service, which may, together with base salary, exceed in the aggregate the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. It is also important to note that as of December 31, 2010, the Company had net operating loss carryforwards for federal income tax purposes of approximately $142.8 million that begin to expire in 2011. Accordingly, these loss carryforwards would defer the impact of any deductions that the Company might lose under Section 162(m) for one or more of those carryforward years.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned, for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2010, 2009 and 2008 by the Company’s President and Chief Executive Officer, the Company’s Executive Vice President and Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers whose total compensation for the 2010 year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2010 year have been excluded by reason of their termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edward O. Lanphier II,	2010	$535,000	—	—	$1,171,800	$200,652	$1,907,452
President and Chief Executive Officer	2009	$510,000	—	—	$1,095,270	$216,750	$1,822,020
	2008	$510,000	—	—	$808,745	—	$1,318,745

H. Ward Wolff,	2010	$365,000	—	—	$585,900	$109,500	$1,060,400
Executive Vice President and Chief Financial Officer	2009	$350,000	—	—	$730,180	$119,000	$1,199,180
	2008	$350,000	—	—	$693,210	—	$1,043,210

Dale G. Ando, MD,	2010	$400,000	—	—	$390,600	$90,000	$880,600
Vice President of	2009	$385,000		—	$365,090	$98,175	$848,265
Therapeutic Development	2008	$385,000	—	—	$462,140	—	$847,140
and Chief Medical Officer

Philip D. Gregory, D. Phil.,	2010	$300,000	—	—	$390,600	$67,500	$758,100
Vice President of Research and Chief Scientific Officer	2009	$285,000	—	—	$365,090	$72,675	$722,765
	2008	$260,000	—	—	$462,140	—	$722,140

David G. Ichikawa,	2010	$295,000	—	—	$195,300	$55,313	$555,613
Senior Vice President of Business Development	2009	$285,000	—	—	$182,545	$60,562	$528,107
	2008	$285,000	—	—	$231,070	—	$516,070

(1)	Includes amounts deferred under the Company’s 401(k) Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (f) represent the aggregate grant date fair value of the stock option grants for each indicated year in accordance with FASB Accounting Standards Codification Topic 718, or ASC 718, Compensation—Stock Compensation. The assumptions used in the calculation of such grant date fair values are described in Note 3 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010. Amounts reported for 2008 have been adjusted to reflect the new SEC reporting requirement.

(3)	The amounts in column (g) reflect the cash awards made to the named executive officers under the Company’s non-equity incentive plan that was in effect for the indicated year.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2010 year under a compensation plan.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)		Exercise or Base Price of Option or Stock Awards ($/Sh)	Grant Date Fair Value ($)
		Threshold ($) (1)	Target ($) (2)	Maximum ($) (1)
Edward O. Lanphier II	12/08/10	$0	$267,500	—	—	—		—	—
	12/08/10	—	—	—	—	300,000	(4)	$5.70	$1,171,800
H. Ward Wolff	12/08/10	$0	$146,000	—	—	—		—	—
	12/08/10	—	—	—	—	150,000	(5)	$5.70	$585,900
Dale G. Ando, M.D.	12/08/10	$0	$120,000	—	—	—		—	—
	12/08/10	—	—	—	—	100,000		$5.70	$390,600
Philip D. Gregory, D. Phil.	12/08/10	$0	$90,000	—	—	—		—	—
	12/08/10	—	—	—	—	100,000		$5.70	$390,600
David Ichikawa	12/08/10	$0	$73,750	—	—	—		—	—
	12/08/10	—	—	—	—	50,000		$5.70	$195,300

(1)	If the applicable performance goals were attained at a level between threshold and target, the potential bonus would be in a dollar amount interpolated on a straight line basis between $0 and the indicated target bonus amount. If performance goal attainment were above the target level, then the potential bonus would be increased above the indicated target bonus amount to reflect the extent to which the target goals were exceeded as deemed appropriate by the Compensation Committee.

(2)	Reflects the potential payouts under the Company’s non-equity incentive plan based on the Company’s attainment of certain research and development, operational and financial goals at target level. For more information regarding the non-equity incentive plan, please see the section entitled “Cash Bonus” in the Company’s Compensation Discussion and Analysis.

(3)	Each of the reported options was granted under the Company’s 2004 Stock Incentive Plan and will vest and become exercisable in accordance with the following schedule: the option will vest and become exercisable for twenty-five percent of the option shares on the one year anniversary of the option grant date and will vest and become exercisable for the remaining option shares in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Company through each applicable vesting date.

(4)	The reported option granted to Mr. Lanphier will immediately vest on an accelerated basis upon a change in control of the Company, as described in the section below entitled “Employment Contracts and Change in Control Agreements.”

(5)	The reported option granted to Mr. Wolff will immediately vest on an accelerated basis upon the termination of his employment with the Company under certain circumstances or upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

Outstanding Equity Awards at Year-End

The following table provides certain summary information concerning outstanding equity awards held by the named executive Officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or units of stock that have not vested (#)		Market Value of shares or units of stock that have not vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Edward O. Lanphier II	—	300,000	(2)	$5.70	12/08/2020	—		—
	75,000	225,000	(2)	$5.35	12/07/2019	—		—
	175,000	175,000	(2)	$3.45	12/10/2018	—		—
	187,500	62,500	(2)	$13.98	12/12/2017	—		—
	200,000	—		$6.82	12/13/2016	—		—
	150,000	—		$4.11	12/12/2015	—		—
	100,000	—		$5.19	12/20/2014	—		—
	100,000	—		$6.39	4/22/2014	—		—
H. Ward Wolff	—	150,000	(3)	$5.70	12/08/2020	—		—
	50,000	150,000	(3)	$5.35	12/07/2019	—		—
	150,000	150,000	(3)	$3.45	12/10/2018	—		—
	225,000	75,000	(3)	$14.27	12/03/2017	—		—
	—	—		—	—	25,000	(4)	$166,000	(5)
	10,000	—		$7.28	06/07/2017	—		—
	50,000	—		$7.73	06/07/2016	—		—
Dale G.Ando, M.D.	—	100,000		$5.70	12/08/2020	—		—
	25,000	75,000		$5.35	12/07/2019	—		—
	100,000	100,000		$3.45	12/10/2018	—		—
	75,000	25,000		$13.98	12/12/2017	—		—
	50,000	—		$6.82	12/13/2016	—		—
	50,000	—		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	200,000	—		$3.61	8/2/2014	—		—
Philip D. Gregory, D. Phil.	—	100,000		$5.70	12/08/2020	—		—
	25,000	75,000		$5.35	12/07/2019	—		—
	100,000	100,000		$3.45	12/10/2018	—		—
	67,500	22,500		$13.98	12/12/2017	—		—
	50,000	—		$6.82	12/13/2016	—		—
	29,791	—		$4.11	12/12/2015	—		—
	25,000	—		$5.19	12/20/2014	—		—
	4,209	—		$3.00	8/9/2014	—		—
	39,000	—		$4.92	12/2/2013	—		—
	10,000	—		$8.89	1/2/2012	—		—
David G. Ichikawa	—	50,000		$5.70	12/08/2020	—		—
	12,500	37,500		$5.35	12/07/2019	—		—
	50,000	50,000		$3.45	12/10/2018	—		—
	22,500	7,500		$13.98	12/12/2017	—		—
	50,000	—		$6.82	12/13/2016	—		—
	25,000	—		$4.11	12/12/2015	—		—
	105,000	—		$5.19	12/20/2014	—		—

(1)	Each of the options reported above as being wholly or partially unexercisable for the underlying shares of the Company’s common stock will vest and become exercisable for the total number of shares subject to that option at the time of grant as follows: twenty-five percent of the total number of option shares on the one year anniversary of the option grant date and the balance of the option shares in thirty-six successive equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues in the Company’s service through each applicable vesting date. Accordingly, the vesting schedule for the unexercisable options reported for each named executive officer is determined by applying such vesting schedule to the total number of shares for which each such option was granted. The table below indicates the total number of shares for which each such reported option was granted and the number of shares for which that option has been exercised prior to January 1, 2011. Each option listed below corresponds to the option in the above table that has an expiration date ten (10) years later than the grant date of the option listed below:

Name	Option Grant Date	Total Number of Option Shares on Grant Date	Number of Option Shares Exercised Before January 1, 2010
Edward O. Lanphier II	12/13/06	200,000	—
	12/12/07	250,000	—
	12/10/08	350,000	—
	12/07/09	300,000	—
	12/08/10	300,000
H. Ward Wolff	12/03/07	300,000	—
	12/10/08	300,000	—
	12/07/09	200,000	—
	12/08/10	150,000
Dale G. Ando, M.D.	12/13/06	50,000	—
	12/12/07	100,000	—
	12/10/08	200,000	—
	12/07/09	100,000	—
	12/08/10	100,000
Philip D. Gregory, D. Phil.	12/13/06	50,000
	12/12/07	90,000	—
	12/10/08	200,000	—
	12/07/09	100,000	—
	12/08/10	100,000	—
David G. Ichikawa	12/13/06	50,000
	12/12/07	30,000	—
	12/10/08	100,000	—
	12/07/09	50,000	—
	12/08/10	50,000	—

(2)	Each of these options will vest on an accelerated basis upon a change in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(3)	Each of these options will vest on an accelerated basis upon termination of employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(4)

Represents a restricted stock unit award originally covering 100,000 shares of common stock. Each restricted stock unit will entitle Mr. Wolff to one share of common stock upon the vesting of that unit. The units will vest 25% after the completion of one year of service measured from December 3, 2007 and the remainder will vest in a series of thirty-six successive equal monthly installments upon his completion of each month of service thereafter. All the units will vest, and the underlying shares will become issuable, immediately upon the termination of Mr. Wolff’s employment with the Company under certain circumstances or upon certain changes in control of the Company, as described under the heading “Employment Contracts and Change in Control Agreements.”

(5)	Based on the $6.64 closing price of the Company’s common stock on December 31, 2010.

Option Exercises and Stock Vested

The following table sets forth for each of the named executive officers, the number of shares of the Company’s common stock acquired and the value realized upon the vesting of restricted stock unit awards during the year ended December 31, 2010 by Mr. Wolff; no other named executive officer holds any restricted stock units that vested during 2010. No stock options or appreciation rights were exercised by the named executive officers during 2010.

	Stock Awards
Name	Number of Shares vested (#)	Market Value of shares or units of stock that have vested ($) (1)
(a)	(a)	(b)
H. Ward Wolff	25,000	$166,000

(1)	Based on the $6.64 closing price of the Company’s common stock on December 31, 2010.

Pension Benefits

The Company does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

The Company does not sponsor a nonqualified deferred compensation plan.

Risk Assessment of Compensation Policies and Practices

The Company’s compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual cash incentive awards, and long-term equity awards. Although not all employees in the organization may have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation. For this reason, the Company does not believe that its short-term incentive compensation programs are reasonably likely to encourage excessive risk-taking by the participants in those programs. For a discussion of the primary components of the compensation for the Company’s executive officers, please see the section below entitled “Executive Compensation and Related Information—Compensation Discussion and Analysis.”

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	8,141,568	(2)(3)	$6.54	(4)	4,579,770	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	8,141,568		$6.54		4,579,770

(1)	Consists of the 2004 Stock Incentive Plan and the 2010 Employee Stock Purchase Plan.

(2)	Includes 31,667 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the Company’s 2010 Employee Stock Purchase Plan with a stockholder-approved reserve of 2,100,000 shares. Under the Purchase Plan, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)	The calculation does not take into account the 31,667 shares of common stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(5)	Consists of shares available for future issuance under the 2010 Employee Stock Purchase Plan and the 2004 Stock Incentive Plan. As of December 31, 2010, 2,036,330 shares of common stock were available for issuance under the Employee Stock Purchase Plan, and 2,543,440 shares of common stock were available for issuance under the 2004 Stock Incentive Plan. The 2,543,440 shares available for issuance under the 2004 Stock Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights granted under discretionary grant and automatic option grant programs, or those shares may be issued under the stock issuance program as stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

(6)	The number of shares of common stock available for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, up to a maximum annual increase of 1,750,000 shares. The 2010 Employee Stock Purchase Plan does not have an automatic increase feature.

Employment Contracts and Change in Control Arrangements

In May 1997, the Company entered into an employment agreement with Edward O. Lanphier II, its President and Chief Executive Officer, which was amended effective December 31, 2008 in order to bring the agreement into compliance with Section 409A of the Internal Revenue Code. Under the terms of the agreement, Mr. Lanphier will receive an annual base salary and his potential cash bonus, each in an amount or at a rate determined annually by the Compensation Committee. In the event (a) Mr. Lanphier terminates his employment due to a material reduction of his duties and responsibilities, a material reduction in his base salary (except pursuant to certain pay reductions uniformly applied to the Company’s management) or a relocation of his principal place of employment to a location more than 40 miles from his home, (b) Mr. Lanphier is terminated by the Company without cause or (c) Mr. Lanphier’s employment agreement is not assumed or otherwise continued in effect by the acquiring entity following a change in control of the Company, he will be entitled to receive the following severance benefits: (i) a lump sum payment equal to his annual base salary in effect on his termination date plus a pro-rated bonus for the year in which such termination occurs, and (ii) reimbursement of his health care coverage costs under COBRA for a period of twelve months. Upon a change in control of the Company all of Mr. Lanphier’s outstanding stock options will vest in full, and such options will remain exercisable for all the option shares for a three-year period measured from the date of the change of control or (if later), his termination date, but in no event will any such option remain exercisable following the expiration of the maximum option term.

In November 2007, the Company entered into an employment agreement with H. Ward Wolff, its Executive Vice President and Chief Financial Officer, which was amended effective December 31, 2008 in order to bring the agreement into compliance with Section 409A of the Internal Revenue Code. Pursuant to the terms of the agreement, Mr. Wolff’s annual base salary is set at a minimum of $350,000, subject to adjustment by the Compensation Committee from time to time, and he is eligible to receive a bonus of up to 40% of his base salary each calendar year, beginning with the 2008 calendar year. However, the bonus will be payable only upon the achievement of specific performance criteria to be established by the Compensation Committee. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, within 12 months following a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive the following severance benefits: (i) a severance payment equal to his annual base salary in effect on his termination date plus his target bonus for the year in which such termination occurs, (ii) reimbursement of his health care coverage costs under COBRA for up to twelve months, (iii) accelerated vesting of all of Mr. Wolff’s outstanding equity awards and (iv) a one-year period measured from his termination date to exercise any outstanding options for all the option shares, but in no event will any such option remain exercisable following the expiration of the maximum option term. Such severance payment will be paid in equal monthly installments over a twelve month period following his termination date. If the Company terminates Mr. Wolff’s employment without cause, or Mr. Wolff terminates his employment for good reason, in the absence of a change in control or more than 12 months after a change in control and he executes a general release of all claims in favor of the Company, then Mr. Wolff will receive salary continuation payments for a twelve month period following his termination date at his rate of base salary in effect on his termination date and continued health care coverage at the Company’s expense for up to twelve months.

In connection with Mr. Wolff’s appointment as Executive Vice President and Chief Financial Officer, the Company amended the existing stock options for 60,000 shares that he received in connection with his service as a non-employee Board member so that those options will remain outstanding and continue to vest during his continued service as an employee of the Company or as a consultant.

The Compensation Committee of the Board of Directors, as the administrator of the 2004 Plan, has the authority to provide that any outstanding options held by the Chief Executive Officer or any other executive officer or any other unvested equity award made to such individual under the 2004 Plan will vest on an accelerated basis in connection with certain changes in control of the Company or the subsequent termination of the officer’s employment following the change in control event. In addition, all outstanding options and restricted stock units under the Company’s 2004 Plan will immediately vest upon a change in control, to the extent not assumed or continued in effect by the successor entity or replaced with a incentive compensation program which preserves the intrinsic value of the award at that time and provides for the subsequent vesting and concurrent payout of that value in accordance with the pre-existing vesting schedules for those awards.

Quantification of Benefits

The chart below quantifies the compensation both Mr. Lanphier and Mr. Wolff would have each received had their employment terminated on December 31, 2010 in the absence of a change in control of the Company but under circumstances entitling them to severance benefits under their employment agreements:

Name	Salary Continuation	Pro Rated Bonus	COBRA
Edward O. Lanphier II	$535,000	$267,500	$25,413
H. Ward Wolff	$365,000	—	$25,413

The chart below quantifies the compensation Mr. Lanphier would have received pursuant to his employment agreement upon a change in control of the Company in which his outstanding equity awards and his employment agreement are assumed or otherwise continued in effect. For purposes of quantifying such payment, the change in control is assumed to have occurred on December 31, 2010 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price per share of common stock on December 31, 2010, which was $6.64 per share.

Name	Accelerated Equity
Edward O. Lanphier II	$2,658,489	(1)

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2010 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $6.64 closing selling price per share of common stock of that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2010 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 3 to our consolidated financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The chart below quantifies the value of the accelerated equity the named executive officers are entitled to receive upon a change in control of the Company in which their outstanding equity awards are not assumed or otherwise continued in effect. For purposes of quantifying the payments, the change in control is assumed to have occurred on December 31, 2010 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price per share of common stock on December 31, 2010 which was $6.64 per share.

Name	Accelerated Equity (1)
Edward O. Lanphier II	$2,335,000
H. Ward Wolff	$1,522,000
Dale G. Ando, M.D.	$1,629,750
Philip D. Gregory, D. Phil.	$1,055,022
David G. Ichikawa	$646,000

(1)	Represents the intrinsic value of each stock option or other equity award vesting on an accelerated basis in connection with a change in control on December 31, 2010, and is calculated by multiplying (i) the aggregate number of shares which vest on an accelerated basis under such awards by (ii) the amount by which the $6.64 closing selling price per share of common stock on that date exceeds the exercise price or other issue price (if any) payable per vested share.

The chart below quantifies the payments Mr. Lanphier and Mr. Wolff would each have received had their employment terminated on December 31, 2010 in connection with a change in control under circumstances entitling them to severance benefits under their employment agreements.

Name	Salary Continuation	Pro Rated Bonus	Accelerated Vesting of Equity Awards		COBRA
Edward O. Lanphier II	$535,000	$267,500	$2,658,489	(1)	$25,413
H. Ward Wolff	$365,000	$146,000	$1,522,000	(2)	$25,413

(1)	Represents (i) the intrinsic value of the option shares vesting on an accelerated basis on December 31, 2010 (calculated by multiplying (a) the aggregate number of option shares which vest on such an accelerated basis by (b) the amount by which the $6.64 closing selling price per share of common stock on that date exceeds the option exercise price per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Lanphier on December 31, 2010 from 90 days to three years, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 3 of our consolidated financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(2)	Represents (i) the intrinsic value of each stock option or other equity award vesting on an accelerated basis on December 31, 2010 as a result of the termination of his employment (calculated by multiplying (a) the aggregate number of shares which vest on such an accelerated basis under such awards by (b) the amount by which the $6.64 closing selling price per share of common stock on that date exceeds the exercise or other issue price (if any) payable per share), plus (ii) the value of the extension of the option term of all outstanding options held by Mr. Wolff on December 31, 2010 from 90 days to one year, determined on the basis of the Black-Scholes option pricing model, in accordance with the provisions of FASB ASC Topic 718. For a discussion of valuation assumptions used in the FASB ASC Topic 718 calculations, see Note 3 of our consolidated financial statements, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Board Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and based on such review and such discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this proxy statement.

Submitted by the Compensation

Committee of the Board of Directors

Dr. Gerber

Mr. Larson

Mr. Wiggans

Board Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2010, included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2010 with the management of the Company.

The Audit Committee has discussed with Sangamo’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Sangamo.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to Sangamo’s Board of Directors that the audited financial statements be included in Sangamo’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Audit

Committee of the Board of Directors

Mr. Cleveland

Dr. Dilly

Dr. Mento

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the indemnification provisions contained in Sangamo’s Restated Certificate of Incorporation and Bylaws, Sangamo has entered into separate indemnification agreements with each of its directors and officers containing provisions which may require Sangamo, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors.

Policies and Procedures

Consistent with the requirement under NASDAQ listing rules, the Audit Committee of the Board of Directors is responsible for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Audit Committee must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at meetings of the Audit Committee, management may recommend related party transactions to the committee, including the material terms of the proposed transactions, for its consideration. In making its decision to approve or ratify a related party transaction, the Audit Committee will consider all relevant facts and circumstances available to the committee, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who beneficially own more than ten percent of the outstanding common stock are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their beneficial ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16 reports which the Company received from such persons for their 2009 year transactions in the common stock and their common stock holdings, and (ii) written representation that no other reports were required, the Company believes that all reporting requirements under Section 16 for such year were met in a timely manner by its directors, executive officers and greater than ten percent beneficial owners.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2010 has been provided concurrently with the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

THE BOARD OF DIRECTORS OF

SANGAMO BIOSCIENCES, INC.

Dated: April 21, 2011

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 1, 2011.

Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/SGMO
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and 4, and every
3 YRS for Proposal 3.

1. To elect seven directors to serve on the Board of Directors for a one-year term ending at the Annual Meeting held in 2012 or until their successors are duly elected and qualified:									+

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Edward O. Lanphier II	☐	☐	02 - Paul B. Cleveland	☐	☐	03 - Stephen G. Dilly, M.B.B.S., Ph.D.	☐	☐

04 - John W. Larson	☐	☐	05 - Steven J. Mento, Ph.D.	☐	☐	06 - William R. Ringo	☐	☐

07 - Thomas G. Wiggans	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐	3. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, GIVE FULL NAME AND TITLE AS SUCH.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Sangamo BioSciences, Inc.	+

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 1, 2011

The undersigned hereby appoints Edward O. Lanphier II and H. Ward Wolff and each of them, as proxies of the undersigned, with full power of substitution, to vote all shares of Sangamo BioSciences, Inc. Common Stock which the undersigned is entitled to vote on all matters which may properly come before the 2011 Annual Meeting of Stockholders of Sangamo BioSciences, Inc., to be held at 501 Canal Boulevard, Richmond, California 94804 on June 1, 2011 at
9:00 a.m. PDT or at any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE THEY WILL BE VOTED FOR ALL NOMINEES, FOR PROPOSALS 2 AND 4, EVERY 3 YRS FOR PROPOSAL 3 AND AT THE DISCRETION OF THE PROXY ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

(SEE PROXY STATEMENT FOR DISCUSSION OF ITEMS)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+